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                                                             EXHIBIT 99.23(m)(9)

                               NATIONS FUNDS TRUST
                                DISTRIBUTION PLAN
                              INVESTOR CLASS SHARES

     This Investor Class Distribution Plan (the "Plan") has been adopted by the Board of Trustees of Nations Funds Trust (the "Trust") in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

     Section 1. Payments for Distribution-Related Services. The Trust may
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compensate or reimburse its Distributor for any activities or expenses primarily intended to result in the sale of Investor Class Shares of certain Funds of the Trust, as listed on Exhibit A (collectively, the "Funds" or, individually, a "Fund"). Payments by the Trust under this Section of this Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Trust's Board of Trustees, provided that no rate set by the Board for any Fund may exceed, on an annual basis, 0.10% of the average daily net asset value of a Fund's Investor Class Shares.

     Section 2. Expenses Covered by Plan. The fees payable under Section 1 of
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this Plan shall be used primarily to compensate or reimburse the Distributor for distribution services provided by it, and related expenses incurred, including payments by the Distributor to compensate or reimburse banks, broker/dealers or other financial institutions that have entered into Sales Support Agreements with the Distributor ("Selling Agents"), for sales support services provided, and related expenses incurred, by such Selling Agents. Payments under Section 1 of this Plan may be made with respect to: preparation, printing and distribution of prospectuses, sales literature and advertising materials by the Distributor or, as applicable, Selling Agents, attributable to distribution or sales support activities, respectively; commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; overhead and other office expenses of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; opportunity costs relating to the foregoing (which may be calculated as a carrying charge on the Distributor's or Selling Agents' unreimbursed expenses incurred in connection with distribution or sales support activities, respectively); and any other costs and expenses relating to distribution or sales support activities. The overhead and other office expenses referenced in this Section 2 may include, without limitation, (i) the expenses of operating the Distributor's or Selling Agents' offices in connection with the sale of Fund shares, including lease costs, the salaries and employee benefit costs of administrative, operations and support personnel, utility costs, communication costs and the costs of stationery and supplies, (ii) the costs of client sales seminars and travel related to distribution and sales support activities, and (iii) other expenses relating to distribution and sales support activities. Payments under Section 1, above, shall not be made for personal services and/or the maintenance of shareholder accounts as such terms are interpreted by the National Association of Securities Dealers, Inc.

     Section 3. Distribution and Sales Support Agreements. Any officer of the
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Trust is authorized to execute and deliver, in the name and on behalf of the
Trust, a written agreement

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with the Distributor in a form duly approved from time to time by the Trust's
Board of Trustees. Such agreement shall authorize the Distributor to enter into written Sales Support Agreements, in substantially the form attached hereto as Exhibit B ("Agreements"), with Selling Agents.

     Section 4. Limitations on Payments. Payment made by a particular Fund under
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Section 1 must be for distribution or sales support services rendered for or on behalf of such Fund. However, joint distribution or sales support financing with respect to the Funds (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

     Except for the payments specified in Section 1, no additional payments are to be made by the Trust under this Plan, provided that nothing herein shall be deemed to preclude the payments such Funds are otherwise obligated to make (i) to their investment adviser, administrator, co-administrator, transfer agent or custodian pursuant to their respective agreements with the Trust, (ii) to Servicing Agents pursuant to Shareholder Servicing Agreements and (iii) for the expenses otherwise incurred by a Fund and the Trust on behalf of the Investor Class Shares in the normal conduct of such Fund's business pursuant to the agreements referenced above. To the extent any such payments by the Trust on behalf of a Fund to the Fund's investment adviser, administrator, co-administrator, transfer agent, custodian or a Servicing Agent, or any affiliate thereof, to any party pursuant to any agreement, or, generally, by the Trust on behalf of a Fund to any party, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Investor Class Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been approved pursuant to this Plan without regard to Section 1.

     With respect to Investor Class Shares, actual distribution expenses incurred by the Distributor (or sales support expenses incurred by Selling Agents) in a given year may exceed the sum of the fees received by the Distributor pursuant to this Plan and payments received by the Distributor pursuant to contingent deferred sales charges. Any such excess may be recovered by the Distributor, and retained by it or paid over to Selling Agents, as applicable, in future years as long as this Plan is in effect. If this Plan is terminated or not continued, the Trust shall not be obligated to pay the Distributor (or Selling Agents) for any expenses not previously reimbursed by the Trust or recovered through contingent deferred sales charges.

     Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under Rule 2830 of the National Association of Securities Dealers, Inc. Conduct Rules.

     Section 5. Reports of Distributor. So long as this Plan is in effect, the
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Distributor shall provide to the Trust's Officers and Board of Trustees, and the
Trustees shall review at least quarterly, a written report of the amounts expended by it pursuant to the Distribution Agreement, or by Selling Agents pursuant to Sales Support Agreements, and the purposes for which such expenditures were made.

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     Section 6. Approval of Plan. This Plan will become effective immediately,
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as to any Fund's Investor Class Shares, upon its approval by (a) a majority of the outstanding Investor Class Shares of such Fund, and (b) a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

     Section 7. Continuance of Plan. This Plan shall continue in effect for so
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long as its continuance is specifically approved at least annually by the
Trust's Board of Trustees in the manner described in Section 6.

     Section 8. Amendments. This Plan may be amended at any time by the Board of
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Trustees provided that (a) any amendment to increase materially the costs which a Fund's Investor Class Shares may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Investor Class Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in Section 6 hereof.

     Section 9. Termination. This Plan is terminable, as to a Fund's Investor
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Class Shares, without penalty at any time by (a) a vote of a majority of the
Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) a vote of a majority of the outstanding Investor Class Shares of such Fund.

     Section 10. Selection/Nomination of Trustees. While this Plan is in effect,
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the selection and nomination of those Trustees who are not "interested persons"
(as defined in the 1940 Act) of the Trust shall be committed to the discretion of such non-interested Trustees.

     Section 11. Limitation of Liability. The names "Nations Funds Trust" and
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"Trustees of Nations Funds Trust" refer respectively to the trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under a Declaration of Trust which is hereby referred to and a copy of which is on file at the office of the Trust. The obligations of "Nations Funds Trust" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with a Fund's Investor Class Shares of the Trust must look solely to the Trust property belonging to such Fund's Investor Class Shares for the enforcement of any claims against the Trust.

     Section 12. Records. The Trust will preserve copies of this Plan, and any
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Agreements and written reports regarding this Plan presented to the Board of
Trustees for a period of not less than six years.

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     Section 13. Miscellaneous. The captions in this Plan are included for
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convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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                                    EXHIBIT A

1.   Nations New York Tax-Exempt Reserves

Dated: February 15, 2002

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